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                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of the 1st day of April 2000 (the "Effective Date"), by and between American Homestar Corporation, a Texas corporation ("Employer") and Ronald McCaslin ("Employee"). This Agreement supersedes and replaces all prior employment agreements by and between Employer and Employee, including the Employment Agreement dated August 23, 1997.

                              W I T N E S S E T H:

      WHEREAS, Employee is the Executive Vice President of Employer and the Chief Operating Officer of the manufacturing division of Employer (the "Manufacturing Division"); and

      WHEREAS, Employee and Employer have determined that it is in their mutual best interests to enter into this Agreement;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                           ARTICLE I. RESPONSIBILITIES

      Employee shall have the title, and perform the duties, of Executive Vice President of Employer and the Chief Operating Officer of the Manufacturing Division and such other duties as reasonably requested from time to time by the President and Chief Executive Officer or Board of Directors of Employer. Employee will faithfully devote his best efforts and all his working time to and for the benefit of Employer; provided, however, that Employee may, at his option, devote reasonable time and attention to civic, charitable, business or social organizations or speaking engagements as he deems appropriate. It is anticipated that Employee will devote a reasonable amount of time to serving on the board of directors of one or more public or private corporations, provided that the business activities of any such corporation are not competitive with those of Employer.

                            ARTICLE II. COMPENSATION

      SECTION 2.1 GENERAL TERMS. As compensation for his services rendered under this Agreement, during the term of this Agreement, Employee shall be entitled to receive the compensation as provided in EXHIBIT A attached hereto.

      SECTION 2.2 REIMBURSEMENT. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, communications, entertainment of business associates and similar expenses. Employer will reimburse Employee for all reasonable expenses of types authorized by Employer and incurred by Employee in the performance of his duties
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hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as Employer may establish from time to time.

                                  ARTICLE III.
                  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      SECTION 3.1 DEFINITIONS. For purposes of this Agreement, "Confidential Information" is any data or information that is unique to Employer, proprietary, competitively sensitive, and not generally known by the public, including, but not limited to, Employer's initial business plan, prospective customers ("prospective customers" is understood to mean those potential customers with whom or with which Employer is engaged in active discussion about a business relationship) training manuals, product development plans, bidding and pricing procedures, internal performance statistics, financial data, confidential personnel information concerning employees of Employer, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term "Confidential Information" shall not apply to information which is (i) already in Employee's possession (unless such information was obtained by Employee from Employer in the course of Employee's employment by Employer); (ii) received by Employee from a third party with no restriction on disclosure or (iii) required to be disclosed by any applicable law or by an order of a court of competent jurisdiction.

      SECTION 3.2 USE AND DISCLOSURE. Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of Employer and its affiliates. Except as required to perform Employee's duties as an employee of Employer, until such time as they cease to be Confidential Information through no act of Employee in violation of this Agreement, Employee will not use or disclose any Confidential Information of Employer.

      SECTION 3.3 SURRENDER. Upon the request of Employer and, in any event, upon the termination of this Agreement for any reason, Employee will surrender to Employer (i) all memoranda, notes, records, drawings, manuals or other documents pertaining to Employer's Business (as defined below) including all copies and/or reproductions thereof and (ii) all materials involving any Confidential Information of Employer.

                           ARTICLE IV. NONCOMPETITION

      SECTION 4.1 RESTRICTION. In consideration of the severance provisions contained herein and the access to the Confidential Information granted to Employee, Employee hereby agrees that, until one year after the termination of Employee's employment hereunder (the "Restricted Period"), for any reason, Employee will not solicit or encourage any officer, employee, or consultant of Employer to leave its employ for employment by or with any competitor of Employer in the business of producing manufactured homes.

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      SECTION 4.2 COMPETITION DURING EMPLOYMENT. Employee agrees that during the
Term, neither he, nor any of his affiliates, will directly or indirectly compete with Employer or its affiliates in any way, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with, the businesses in which Employer and its affiliates are now engaged or in which Employer or its affiliates become engaged during the Term; provided, however, that this Section 4.2 shall not prohibit Employee or any of his affiliates from (i) serving as a director (or similar capacity) of any entity which is not in direct competition with Employer or its affiliates or (ii) purchasing or holding an aggregate equity interest of up to 5%, so long as Employee and his affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with Employer and its affiliates.

      SECTION 4.3 COMPETITION FOLLOWING EMPLOYMENT. If this Agreement is terminated for any reason, then Employee agrees that for a period of one (1) year after such termination or cessation of his employment with Employer, neither Employee, nor any of his affiliates, shall, directly or indirectly, for itself or himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

      (i) engage or participate in any business which engages in competition with such businesses being conducted by Employer or any of its affiliates during the Term anywhere in the United States; provided, however, that this Section 5(e) shall not prohibit Employee or any of his affiliates from (i) serving as a director (or similar capacity) of any entity which is not in direct competition with Employer or its affiliates or (ii) purchasing or holding an aggregate equity interest of up to 5%, so long as Employee and his affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with Employer;

      (ii) induce or attempt to influence any employee of Employer or its affiliates to terminate his/her employment; or

      (iii) assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

Notwithstanding the above, in the event this Agreement is terminated for any reason other than "just cause," Employee may terminate this Section 4.3 upon written notice to Employer, in which event Employer's obligation to pay any remaining post-termination compensation payable to Employee under the last paragraph of Section 6(d) below shall thereafter terminate.

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      SECTION 4.2 REFORMATION AND SEVERANCE. If a judicial determination is made that any of the provisions of the above restriction constitutes an unreasonable or otherwise unenforceable restriction against Employee, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this restriction are determined by a court not be specifically enforceable through injunctive relief, Employer shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of such provision by Employee. The time period during which the restrictions shall apply shall be tolled and suspended as to Employee for a period equal to the aggregate quantity of time during which Employee violates such prohibitions in any respect.

                                 ARTICLE V. TERM

      Subject to Article VI below, this Agreement shall continue in full force and effect from the Effective Date until August 30, 2002. Thereafter, this Agreement shall automatically renew for successive additional one year terms unless either party provides the other with written notice of its intent not to renew this Agreement at least ninety (90) days prior to the end of the term.

                             ARTICLE VI. TERMINATION

      Employee's employment hereunder will terminate prior to the time set forth in Article V hereof upon the occurrence of the following events:

            (a) BY COMPANY WITHOUT CAUSE. Employer may terminate this Agreement at any time, for any reason or without cause. In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive the salary and bonuses, as if Employee continued to be employed by Employer, and stock options shall continue to vest as provided in Exhibit A until the later of (i) the date that this Agreement would have expired had it not been terminated pursuant to this Subsection or (ii) one year after termination pursuant to this Subsection.

            (b) BY EMPLOYEE WITHOUT CAUSE. Employee may terminate this Agreement at any time, for any reason or without cause. In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive only the compensation earned by him as of, and payable for the period prior to, the date of termination.

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            (c) BY COMPANY WITH CAUSE. This Agreement may be terminated by
      Company at any time upon written notice for any of the following reasons:

            I. a substantial breach by the Employee of a material provision of this Agreement, which breach remains uncorrected for more than thirty (30) days following written notice detailing the specific provision for which a breach is alleged, and setting forth the actions, which, when taken, will correct the breach;

            II. conviction of the Employee for a felony which materially affects Employee's ability to perform his duties pursuant to this Agreement; or

            III. commission by Employee of an act of fraud, embezzlement, or material dishonesty against Employer or its affiliates.

In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive only the compensation earned by him as of, and payable for the period prior to, the date of termination.

            (d) BY EMPLOYEE FOR CAUSE. This Agreement may be terminated by Employee at any time upon written notice to Employer after the occurrence of a Constructive Termination. As used in this Agreement, the term "Constructive Termination" means any of the following:

            I. a material reduction in Employee's duties and responsibilities without Employee's consent; or

            II. conviction of Employer for a felony related to activities in which Employee has not participated.

In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive the salary and bonuses, as if Employee continued to be employed by Employer, and stock options shall continue to vest, as provided in Exhibit A until the later of (i) the date that this Agreement would have expired had it not been terminated pursuant to this Subsection and
(ii) one year after termination pursuant to this Subsection.

            (e) TERMINATION ON DEATH. In the event of Employee's death, this Agreement will be deemed to have terminated on the date of his death. In the event of his death, Employer will pay to the testamentary trusts created by Employee's Will or, if there are no such trusts, to his estate, all salary due, plus all bonuses due and all bonuses that would have been earned by Employee, prorated to the date of death, together with a lump sum

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      payment in the amount of one hundred percent (100%) of the Employee's annual base salary as provided in Exhibit A.

            (f) TERMINATION ON DISABILITY. This Agreement will terminate immediately in the event Employee becomes physically or mentally disabled. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties with Employer on a full-time basis for 120 consecutive business days. In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive all salary and bonuses due and owing through the date of disability, plus all bonuses that would have been earned by Employee through the date of disability (prorated to the date of disability).

               ARTICLE VII. CHANGE IN CONTROL TERMINATION PAYMENT

      SECTION 7.1 TERMINATION PAYMENT. Notwithstanding anything to the contrary contained in Article VI hereof, if, Employee's employment with Employer terminates within the twelve-month period following a Change In Control (as defined in Section 7.2 hereof), the Employee shall be entitled to receive the following:

      I. The salary and bonuses provided for in Exhibit A, as if Employee continued to be employed by Employer until the later of (i) the date that this Agreement would have expired had a Change In Control not occurred; and (ii) one-year after the date of termination of Employee's employment with Employer.

      II.   All options to purchase common stock of Employer shall fully vest.

      III. The deemed repayment of the principal amount of the promissory note described in Item 13 of Exhibit A shall be accelerated such that Employee is given credit for one-year of deemed repayment (i.e., 1/6th of the principal amount) in addition to any deemed repayments previously received.

      SECTION 7.2 CHANGE IN CONTROL. A Change In Control will be deemed to have occurred for purposes hereof (i) when a change of stock ownership of Employer of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor Item of a similar nature has occurred; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange
Act) of securities of Employer representing 50% or more of the combined voting power of Employer's then outstanding securities; or (iii) during any period of two consecutive years, a majority of the Board of Directors ceases, for any reason, to consist of Continuing Directors; provided that a Change In Control will not be deemed to have occurred for purposes hereof with

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respect to any person meeting the requirements of clauses (i) and (ii) of Rule
13d-1(b)(1) promulgated under the Securities Exchange Act of 1934, as amended. As used herein, "Continuing Director" shall mean a member of the Board of Directors of Employer who either (i) was a member of the Board of Directors as of the beginning of the relevant two year period or (ii) was nominated or appointed (before initial election as a director) to serve as a director by a majority of the then Continuing Directors.

      SECTION 7.3 NO RIGHT TO CONTINUED EMPLOYMENT. This Article VII will not give Employee any right of continued employment or any right to compensation or benefits from Employer except the rights specifically stated herein.

                           ARTICLE VIII. GENERAL TERMS

      SECTION 8.1 NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if sent by overnight courier or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section:

      If to Employer, to:                       with a copy to:

      American Homestar Corporation             Jackson Walker, L.L.P.
      2221 E. Lamar Boulevard, Suite 790        901 Main Street Suite 6000
      Arlington, Texas 76006-7422               Dallas, Texas 75202
      Attention: President                      Attention: Richard F. Dahlson
      Fax No.: (817) 695-0120                   Fax No.: (214) 953-5822

      If to Employee, to:

      Ronald McCaslin
      1505 Roanoke Road
      Roanoke, Texas 76262


      SECTION 8.2 WITHHOLDING. All payments required to be made by Employer under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

      SECTION 8.3 ENTIRE AGREEMENT; MODIFICATION. This Agreement and Exhibit A attached hereto constitute the complete and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. The parties have

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executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.

      SECTION 8.4 AMENDMENT. The covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement:
(i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed and executed on behalf of Employer by an officer of Employer other than Employee; (iv) is approved by resolution of the Board; and
(v) is signed by Employee.

      SECTION 8.5 LEGAL CONSULTATION. Both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing this Agreement.

      SECTION 8.6 CHOICE OF LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

      SECTION 8.7 COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

      SECTION 8.8 SUCCESSORS AND ASSIGNS. The obligations, duties and responsibilities of Employee under this Agreement are personal and shall not be assignable. In the event of Employee's death or disability, this Agreement shall be enforceable by Employee's estate, executors and/or legal representatives.

      SECTION 8.9 WAIVER OF PROVISIONS. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

      SECTION 8.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties provided that the substance of the economic relationship created by this Agreement remains materially unchanged.

      SECTION 8.11 REMEDIES. The parties hereto acknowledge and agree that upon any breach by Employee of his obligations under either of Articles III and IV hereof, Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy

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available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

      SECTION 8.12 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.


      IN WITNESS WHEREOF, Employer and Employee have caused this Agreement as of the day and year first above written.


                                          /s/ RONALD McCASLIN
                                          -----------------------------------
                                          Ronald McCaslin


                                    AMERICAN HOMESTAR CORPORATION

                                     By:  /s/ LAURENCE A. DAWSON JR.
                                          -----------------------------------
                                     Its: President

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